Exhibit 21.1
SUBSIDIARIES OF BUZZFEED, INC.

Name of Subsidiary	Jurisdiction of Formation or Organization
After Kicks Inc. (f/k/a Complex Media, Inc.)	Delaware
Basic Film Inc.	Canada
BF Acquisition Holding Corp.	Delaware
BuzzFeed Canada, Inc.	Canada
BuzzFeed FC, Inc.	Delaware
BuzzFeed Germany GmbH	Germany
BuzzFeed Holdings, LLC	Delaware
BuzzFeed India Pvt. Ltd.	India
BuzzFeed Media Enterprises, Inc.	Delaware
BuzzFeed Motion Pictures, Inc.	Delaware
BuzzFeed Pty. Ltd.	Australia
BuzzFeed Spain S.L.U.	Spain
BuzzFeed Studios Canada, Inc.	Canada
BuzzFeed UK Ltd.	UK
BYJ KK	Japan
CM Partners, LLC	Delaware
Dear David Film Inc.	Canada
Entertainment Contents Online Mexico, S.A. de C.V.	Mexico
ET Acquisition Sub, Inc.	Delaware
ET Holdings Acquisition Corp.	Delaware
Exmas Film Inc.	Canada
Fake BF Film Inc.	Canada
FMK Film Inc.	Canada
Ganked Film Inc.	Canada
HuffPost Studios Canada Inc. (f/k/a Compagnie HuffPost Canada)	Canada
HuffPost UK Limited	UK
Lexland Studios, Inc. (f/k/a BFMP Video, Inc.)	Delaware

LXL Development, Inc.	Delaware
Northern Ontario Slate Films Inc.	Canada
Product Labs, Inc.	Delaware
Puppyhood Film (BC) Inc.	Canada
Puppyhood Film, Inc.	Canada
TheHuffingtonPost Holdings, LLC	Delaware
TheHuffingtonPost.com, Inc.	Delaware
Torando Labs, Inc.	Delaware